SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                                 SCHEDULE 13G*
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                TOM BROWN, INC.
                               (Name of Issuer)

                    Common Stock, par value $.10 per share
                        (Title of Class of Securities)

                                  115660201
                                (CUSIP Number)

                                January 1, 1998
            (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 11 Pages)
________________
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 115660201                 13G                  Page 2 of 12 Pages

___________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Austin, Calvert & Flavin, Inc.
___________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
___________________________________________________________________________
     (3)    SEC USE ONLY
___________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Texas
___________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES       ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,534,625
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING    ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,534,625
___________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,534,625
___________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
___________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                8.7%
___________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IA CO
___________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 115660201                 13G                  Page 3 of 12 Pages

___________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Encino Partners, L.P.
___________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
___________________________________________________________________________
     (3)    SEC USE ONLY
___________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
___________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES       ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 200,000
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING    ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 200,000
___________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 200,000
___________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
___________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.7%
___________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
___________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 115660201                 13G                  Page 4 of 12 Pages

___________________________________________________________________________

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Edward H. Austin, Jr.
___________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
___________________________________________________________________________
     (3)    SEC USE ONLY
___________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
___________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                209,400
SHARES       ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,734,625
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                209,400
REPORTING    ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,734,625
___________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,944,025
___________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
___________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                10.1%
___________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
___________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 115660201                 13G                  Page 5 of 12 Pages

__________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Jonathan C. Calvert
___________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
___________________________________________________________________________
     (3)    SEC USE ONLY
___________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
___________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                5,500
SHARES        _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,734,625
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                5,500
REPORTING     _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,734,625
___________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,740,125
___________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
___________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                9.4%
___________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
___________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 115660201                 13G                  Page 6 of 12 Pages

___________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Harry M. Flavin
___________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
___________________________________________________________________________
     (3)    SEC USE ONLY
___________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
___________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                10,100
SHARES        _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,734,625
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                10,100
REPORTING     _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,734,625
___________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,744,725
___________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
___________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               9.4%
___________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
___________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!



CUSIP No. 115660201                 13G                  Page 7 of 12 Pages

___________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Fred B. Labatt
___________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
___________________________________________________________________________
     (3)    SEC USE ONLY
___________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
___________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                6,000
SHARES        _____________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 200,000
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                6,000
REPORTING     _____________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 200,000
___________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 206,000
___________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                      [ ]
___________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               .7%
___________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
___________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 115660201                 13G                  Page 8 of 12 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Tom Brown, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 508 West Wall, Empire Plaza Building, Midland, TX 79701.


Item 2(a).     Name of Person Filing:

     This Schedule is filed on behalf of (i) Austin, Calvert & Flavin, Inc. ("AC&F") in connection with shares held in discretionary accounts managed by it("AC&F Shares"),(ii) Encino Partners, L.P. ("Encino"), a limited partnership whose general partners are Edward H. Austin, Jr., Jonathan C. Calvert, Harry M. Flavin and Fred B. Labatt, of which Messrs. Austin, Calvert and Flavin are principals of AC&F, in connection with shares owned by it ("Encino Shares")(iii) Edward H. Austin, Jr., in connection with shares owned directly by Mr. Austin, shares owned by family members of Mr. Austin, AC&F Shares and Encino Shares, (iv) Jonathan C. Calvert, in connection with shares owned directly by Mr. Calvert, AC&F Shares and Encino Shares, (v) Harry M. Flavin, in connection with shares owned directly by Mr. Flavin, AC&F Shares and Encino Shares, (vi) Fred B. Labatt in connection with shares owned directly by Mr. Labatt and Encino Shares.

          The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 112 East Pecan, Suite 2800, San Antonio, TX 78205.

Item 2(c).     Citizenship:

     AC&F is a corporation organized under the laws of the State of Texas. Encino is a limited partnership organized under the laws of Delaware. Messrs. Austin, Calvert, Flavin and Labatt are United States citizens.


CUSIP No. 115660201                 13G                  Page 9 of 12 Pages

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $0.10 (the "Common Stock")

Item 2(e).  CUSIP Number:

     115660201


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to 13d-1(c), check this box:  [x]


Item 4.   Ownership.

     A. Austin, Calvert & Flavin, Inc.
              (a) Amount beneficially owned: 2,534,625
              (b) Percent of class: 8.7% The percentages used herein and in the rest of Item 4 are calculated based upon the 29,242,979 shares of Common Stock issued and outstanding as of March 20, 1998 as reflected in the Company's form 10-K for the period ending December 31, 1997.


CUSIP No. 115660201                 13G                 Page 10 of 12 Pages

         (c)(i) Sole power to vote or direct the vote: -0-
           (ii) Shared power to vote or direct the vote: 2,534,625
           (iii) Sole power to dispose or direct the disposition: -0-
           (iv) Shared power to dispose or direct the disposition: 2,534,625

     B. Encino Partners, L.P.
           (a) Amount beneficially owned: 200,000
           (b) Percent of class: 0.7%
           (c)(i) Sole power to vote or direct the vote: -0-
             (ii) Shared power to vote or direct the vote: 200,000
            (iii) Sole power to dispose or direct the disposition: -0-
             (iv) Shared power to dispose or direct the disposition: 200,000

     C. Edward H. Austin, Jr.
          (a) Amount beneficially owned: 2,944,025
          (b) Percent of class: 10.1%
          (c)(i) Sole power to vote or direct the vote: 209,400
            (ii) Shared power to vote or direct the vote: 2,734,625
           (iii) Sole power to dispose or direct the disposition: 209,400
           (iv) Shared power to dispose or direct the disposition: 2,734,625

     D. Jonathan Calvert
         (a) Amount beneficially owned: 2,740,125
         (b) Percent of class: 9.4%
         (c)(i) Sole power to vote or direct the vote: 5,500
           (ii) Shared power to vote or direct the vote: 2,734,625
          (iii) Sole power to dispose or direct the disposition: 5,500
           (iv) Shared power to dispose or direct the disposition: 2,734,625

     E. Harry M. Flavin
         (a) Amount beneficially owned: 2,744,725
         (b) Percent of class: 9.4%
         (c)(i) Sole power to vote or direct the vote: 10,100
           (ii) Shared power to vote or direct the vote: 2,734,625
          (iii) Sole power to dispose or direct the disposition: 10,100
           (iv) Shared power to dispose or direct the disposition: 2,734,625

     F. Fred B. Labatt
         (a) Amount beneficially owned: 206,000
         (b) Percent of class: 0.7%
         (c)(i) Sole power to vote or direct the vote: 6,000
           (ii) Shared power to vote or direct the vote: 200,000
          (iii) Sole power to dispose or direct the disposition: 6,000
           (iv) Shared power to dispose or direct the disposition: 200,000


Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.




CUSIP No. 115660201                 13G                 Page 11 of 12 Pages

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     No person other than each respective record owner of shares is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds of sale of, such shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.


Item 8.  Identification and Classification of Members of the Group.

     Not applicable.


Item 9.  Notice of Dissolution of Group.

     Not applicable.


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



CUSIP No. 115660201                 13G                 Page 12 of 12 Pages

                               SIGNATURES
      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  April 9, 1998              /s/ JONATHAN C. CALVERT
                                    Jonathan C. Calvert, as
                                    President of
                                    Austin, Calvert & Flavin, Inc.

                                    /s/ HARRY M. FLAVIN
                                    Harry M. Flavin, as
                                    General Partner of
                                    Encino Partners, L.P.

                                    /s/ EDWARD H. AUSTIN, JR.
                                    Edward H. Austin, Jr.

                                    /s/ JONATHAN C. CALVERT
                                    Jonathan C. Calvert

                                    /s/ HARRY M. FLAVIN
                                    Harry M. Flavin

                                    /s/ FRED B. LABATT
                                    Fred B. Labatt